SCHEDULE I

Eagle Capital Appreciation Fund

Eagle Growth & Income Fund

Eagle Series Trust and its series funds:

International Equity Fund
International Stock Fund
Investment Grade Bond Fund
Mid Cap Growth Fund
Mid Cap Stock Fund
Small Cap Growth Fund
Small Cap Stock Fund
Smaller Company Fund
Tax-Exempt Bond Fund